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                                                                   EXHIBIT 10.12



                              EMPLOYMENT AGREEMENT


This Employment Agreement ("Agreement") is made and entered into as of the 4th day of December, 2001, by and between ChevronTexaco (the "Company"), and Glenn Tilton (the "Employee"). The Company desires to retain Employee to perform services for the Company and Employee is willing to perform such services on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1. SERVICES AND COMPENSATION

(A) The Parties agree that Employee shall be initially employed with Company in Salary Grade 47 as its Vice Chairman. The Employee agrees to perform such services customary to such office as shall from time to time be assigned to him by the Company's Chairperson or its Board of Directors. Employee agrees to devote such time and effort as shall be required by the Company for him to timely and properly discharge the duties of Vice Chairman. The Employee may perform such services from New York until such time as he relocates to California on or after February 15, 2002.

(B) As consideration for Employee's services, Company agrees to compensate Employee as follows:

        (i) Base compensation in the annual amount of $889,600 (as increased from time-to-time pursuant to Company's normally applicable compensation policies);

        (ii) Participation in benefit and compensation programs generally applicable to Company employees in Salary Grade 47 with the Company;

        (iii)  Supplemental Retirement Benefits; and

        (iv)   Retiree Benefits

(C) If the Employee dies while he is an employee of the Company, he will be treated for purposes of this Agreement as if he resigned his employment with the Company effective on the day immediately preceding his death and his estate or beneficiaries will be entitled to any earned but unpaid compensation including but not limited to salary, bonus, and vacation plus the Supplemental Retirement Benefit and Retiree Benefits as set forth herein.

(D)     "Supplemental Retirement Benefits" shall be payable at the earlier of:
        1) when Employee leaves the Company for any reason, or 2) the expiration of the term of this Agreement :



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        The Company may require that the Employee sign a release of claims against the Company as a condition for qualifying for Supplemental Retirement Benefits.

(E) The Supplemental Retirement Benefit shall consist of a cash payment equal to the sum of (i) and (ii) below:

        (i) 3.30 times the sum of Employee's highest annual base pay with the Company and the highest cash bonus earned by the Employee in any of the five years preceding the Employee's termination date; and

        (ii) 0.18 times the Employee's highest annual base pay with the Company.

        The Supplemental Retirement Benefit will be deferred pursuant to the terms of the Texaco Director and Employee Deferral Plan, or its successor, with payments commencing January following Employee's separation date and paid out over 10 years. The Supplemental Retirement Benefit will be credited into the Texaco Director and Employee Deferral Plan, or its successor, as soon after termination of employment as reasonably practical under all the circumstances.

(F) Retiree Benefits shall mean, solely for purposes of this Agreement, the Texaco retiree medical, Texaco retiree life insurance and Tax Assistance Plan benefits the Employee is currently eligible for if he had retired from Texaco as of the date of this Agreement. This Agreement is not intended to change or alter his rights to these benefits nor is it intended to limit his rights to retiree benefits provided to Company employees in Salary Grade 47 with the Company.

        The Retiree Benefits, which will be provided under the terms and conditions of the respective plans, are summarized as follows:

        (i) Retiree medical coverage for the Employee and his spouse pursuant to the terms and conditions of the Texaco Comprehensive Medical Plan, or its successor, as they exist on the date this Agreement is executed with the full Company portion of the premium paid by the Company;

        (ii) Full retiree life insurance coverage pursuant to the terms and conditions of the Texaco Life Insurance Plans as they exist on the date this Agreement is executed with the full amount of insurance paid by the Company;

        (iii) Continued participation under the terms and practices of the Company's Tax Assistance Plan for the year of termination or resignation and three calendar years immediately following.

"Beneficiary" shall be the Employee's spouse, is she survives him. If she does not survive him, Employee's estate will be the Beneficiary.

SECTION 2. WAIVER OF PRIOR AGREEMENTS OR PLANS.



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Employee agrees to waive participation in and any benefits that he may have presently accrued or might have accrued in the future under:

(A)     the Separation Pay Plan of Texaco Inc.;

(B) the Severance Agreement between Employee and Texaco Inc. dated December 17, 1998; and

(C) except as provided otherwise herein, any other plan, policy, or agreement for the payment of severance or termination pay of ChevronTexaco, or any of its subsidiaries, affiliates or joint ventures and all of their respective predecessors.


Notwithstanding the foregoing, the Employee does not waive his rights granted by Resolution dated December 11, 1998 approved by the Texaco Board of Directors which provides the Employee with Gross Up payments for any excise tax imposed on any excess parachute payments arising from any payment, plan or program etc. and reasonable fees incurred in seeking to enforce this Resolution including but not limited to legal and accounting fees.

SECTION 3. GROSS-UP OF EXCESS PARACHUTE PAYMENT

The Parties agree that any payments made under this Agreement constitute compensation to Employee for services rendered after the October 9, 2001 merger between Chevron Corporation and Texaco Inc. However, in the unlikely event that any or all such payments are determined to be subject to the excise tax under Internal Revenue Code (IRC) Section 4999 ("excess parachute payments"), the Company shall pay to the Employee an additional amount (the "Gross-up Payment") necessary to reimburse the Employee on an after-tax basis (including income, FICA, and excise taxes) for the excise tax that may be imposed on him by the Internal Revenue Service or by a court. In calculating the amount of the Gross-up Payment, it shall be assumed that the Employee pays state and local income taxes at the highest marginal rate of taxation imposed by the state and locality in which the Employee resides and in which he is employed (or both) in the calendar year in which the Gross-up Payment is to be made and pays FICA taxes on wages earned. It also shall be assumed that the Employee's income tax rate will be computed based upon the maximum effective marginal federal, state, and local income tax rates (including FICA taxes) on earned income, with such maximum effective federal rate to be computed with regard to IRC section 68, and applying any available deduction of state and local income taxes for federal income tax purposes.

SECTION 4. TERM AND TERMINATION

(A) Term. This Agreement will commence on the date first written above and will continue for three years thereafter.



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(B)     Termination.

        (i) Either the Company or the Employee may terminate this Agreement for any reason and in its or his sole discretion upon giving thirty (30) days prior written notice thereof to the other. Any such notice shall be addressed to Employee or the Company as described below.

        (ii) This Agreement shall terminate immediately upon the Employee's Death except that the rights under this Agreement are payable to the Employee's estate or beneficiary under the terms of this Agreement or under the terms and conditions of the plan under which they are due.

        (iii) This Agreement shall terminate automatically upon the expiration of its term.

(C) Consulting Services. The Employee and the Company acknowledge that the Employee has extensive knowledge and expertise concerning the on-going business of the former Texaco Inc. and its subsidiaries, affiliates and joint ventures. Accordingly, if this agreement is terminated pursuant to
        Section 4(B)(i), the Employee and the Company shall enter into a written consulting agreement commencing on the date the Employee's employment terminates and extending for a term equal to the remaining term of this Agreement. During the term of the consulting agreement, the Employee will be reasonably available to accept special projects and to provide advice concerning the Company's on-going business operations as requested by the Chairperson of the Company's Board of Directors in his or her discretion. In exchange for such services, the Company will pay the Employee a consulting fee in the amount of $7,300 per day (or $3,650 per half-day) plus expenses. As a consultant, the Employee will not be entitled to participate in any benefit or compensation programs applicable to the Company's employees.

(D) Survival. Upon termination of the Agreement, all rights and duties of the Parties toward each other shall cease except the Company shall be obligated to pay or provide to the Employee or his Beneficiary:

        (i) within thirty (30) days of the effective date of termination, all amounts owing to Employee for Services completed and accepted by the Company prior to the termination date. Payment or deferral will be made within 30 days. Such deferred amounts will be paid pursuant to the terms and conditions of the Texaco Director and Employee Deferral Plan, or its successor;

        (ii) any Supplemental Retirement Benefit that may be payable under the terms of this Agreement; and



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        (iii)  the retiree medical, retiree life and tax assistance plan benefits, as described herein, shall each continue pursuant to the terms of the respective plan.

SECTION 5. ASSIGNMENT

To the extent permitted by law, neither this Agreement, nor any rights hereunder or interest herein may be assigned, alienated, or transferred by Employee without the express written consent of the Company.

SECTION 6. ARBITRATION AND EQUITABLE RELIEF

(A) Disputes. Except as provided in Section 5(D) below, the Company and Employee agree that any dispute or controversy arising out of, relating to or in connection with the interpretation, validity, construction, performance, breach or termination of Agreement shall be settled by binding arbitration to be held in Contra Costa County, California, in accordance with the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Dispute, of the American Arbitration Association as then in effect (the "Rules"). The arbitrator may grant in junctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction.

(B) Consent to Personal Jurisdiction. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(C) Costs. The Company shall pay the full cost and expenses of such arbitration. In addition, the Company will pay all reasonable fees and expenses incurred by the Employee in seeking to obtain or enforce any rights or benefits provided by this Agreement, including, all reasonable attorney's fees and expenses, accountant's fees and expenses, and court costs that may be incurred by the Employee in pursuing a claim for payment of benefits under this Agreement, unless a Court of competent jurisdiction determines that the participant's cause of action is frivolous.

(D) Equitable Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.



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(E)     Acknowledgment. EMPLOYEE HAS READ AND UNDERSTANDS SECTION 5, WHICH
        DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, TO BINDING ARBITRATION, EXCEPT AS PROVIDED IN SECTION 5(D), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE RELATIONSHIP BETWEEN THE PARTIES.

SECTION 7. NOTICES

Any notice provided for or permitted to be given under this Agreement by any party or to any party must be in writing, and may be served by depositing same in the United States mail, addressed as provided below, postage prepaid, registered or certified return receipt requested or by delivering the same in person to such party,. Notice deposited in the mail in the manner described above shall be deemed to have been given and received forty-eight (48) hours after deposit in the mail. For purposes of notice, the address of each of the parties shall be as set forth below, or such other address as such parties shall provide to the other party pursuant to written notice.


EMPLOYEE:

Glenn F. Tilton
10 Sound Road
Rye, New York 10580

COMPANY:

ChevronTexaco
Office of the Secretary
575 Market Street
San Francisco, CA  94105

SECTION 8. GOVERNING LAW.

This Agreement shall be governed by the law of the State of California.

SECTION 9. SEVERABILITY



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The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, shall not affect the validity of this Agreement as a whole, which shall at all times remain in full force and effect.

SECTION 10. ENTIRE AGREEMENT.

This Agreement is the entire agreement of the parties and supersedes any prior agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alternation, or modification of any of the provision of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


GLENN TILTON

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CHEVRONTEXACO


By:
   --------------------------------


Title:
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